UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

26300 La Alameda, Suite 100, Mission Viejo, California 92691
(Address of principal executive offices)

(949) 614-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Joseph J. Flynn

On December 30, 2013, Auxilio, Inc. (the “Company”) entered into a new employment agreement with Joseph J. Flynn (the “Flynn Agreement”) to the serve as President and Chief Executive Officer (“CEO”) of the Company.  Mr. Flynn held the position of President and CEO of the Company from 2003 to 2006, having resigned to take another position outside the Company, and returned to the position of CEO on August 31, 2009.

The Flynn Agreement is effective January 1, 2014, has a term of two years, and provides for an annual base salary of $275,000.  The Flynn Agreement will automatically renew for subsequent twelve month terms unless either party provides advance written notice to the other that such party does not wish to renew the agreement for a subsequent twelve months.  Mr. Flynn will also receive the customary employee benefits paid by the Company.

Mr. Flynn shall also be entitled to receive a bonus of up to $150,000 per year, the achievement of which is based on the certain financial performance metrics of the Company in 2014. Further, the Flynn Agreement revised the vesting schedule of warrants granted to Mr. Flynn in January 2013. The revision spreads the vesting date of the remaining 200,000 unvested shares from 150,000 on January 1, 2015 and 150,000 on January 1, 2016 to 100,000 on January 1, 2015, 100,000 on January 1, 2016 and 100,000 on January 1, 2017. These warrants will vest contingent with the achievement of certain financial performance metrics of the Company in calendar years 2014, 2015 and 2016. The Company may terminate Mr. Flynn’s employment under the Flynn Agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Flynn would receive severance pay for twelve months.

There is no currently proposed transaction, and since the beginning of fiscal year 2012 there has not been any transaction involving the Company and Mr. Flynn which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

Employment Agreement of Paul T. Anthony

On December 30, 2013, the Company entered into a new employment agreement with Paul T. Anthony (the “Anthony Agreement”) to serve as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) of the Company. As EVP and CFO Mr. Anthony will continue to report to the CEO and the Company’s Board of Directors, and will have duties and responsibilities assigned by the CEO and Board of Directors.  Mr. Anthony was originally appointed to the position of CFO in January, 2005.

The Anthony Agreement is effective January 1, 2014, has a term of two years, and provides for an annual base salary of $225,000.  The Anthony Agreement will automatically renew for subsequent twelve month terms unless either party provides advance written notice to the other that such party does not wish to renew the agreement for a subsequent twelve months. Mr. Anthony will also receive the customary employee benefits paid by the Company.

Mr. Anthony shall also be entitled to receive a bonus of up to $108,000 per year, the achievement of which is based on certain financial performance metrics of the Company in 2014. Further, the Anthony Agreement revised the vesting schedule of warrants granted to Mr. Anthony in January 2013. The revision spreads the vesting date of the remaining 200,000 unvested shares from 100,000 on January 1, 2015 and 100,000 on January 1, 2016 to 66,667 on January 1, 2015, 66,667 on January 1, 2016 and 66,666 on January 1, 2017. These warrants will vest contingent upon the achievement of certain financial performance metrics of the Company in calendar years 2014, 2015 and 2016.

The Company may terminate Mr. Anthony’s employment under the Anthony Agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for twelve months.

There is no currently proposed transaction, and since the beginning of fiscal year 2012 there has not been any transaction involving the Company and Mr. Anthony which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date: January 2, 2014	By:	/s/ Paul T. Anthony
Name: Paul T. Anthony
Title: Chief Financial Officer
Principal Financial Officer